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EX-19.3
Annual Statement






                     Mercantile Bank National Association
                     Mercantile Credit Card Master Trust



      The undersigned, a duly authorized representative of Mercantile Bank National Association, as Servicer ("Mercantile"), pursuant to the Pooling and Servicing Agreement, dated as of May 17, 1995, and the applicable provisions of the Series 1995-1 Supplement (collectively, the "Agreement") among Mercantile, as Seller and Servicer, and Chase Manhattan Bank (formerly Chemical Bank), as Trustee, does hereby certify that:

      1. Mercantile is, as of the date hereof, the Servicer under the Agreement. Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

      2. The undersigned is a Servicing Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Trustee.

      3. A review of the activities of the Servicer during the period ended August 31, 2000, and of its performance under the Agreement was conducted under my supervision.

      4. Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred.

      IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 21st day of November, 2000.


                                    MERCANTILE BANK NATIONAL
                                    ASSOCIATION, Servicer
                                    By:


                                    /s/ John Deibel

                                    John Deibel
                                    Vice President





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